UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 25, 2007

CardioDynamics International Corporation

(Exact name of registrant as specified in its charter)

California	0-11868	95-3533362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Nancy Ridge Drive, Suite 300, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858)-535-0202

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On June 25, 2007, CardioDynamics International Corporation (“CardioDynamics”) entered into an agreement (the “Agreement”) pursuant to which CardioDynamics will sell its Vermed subsidiary (“Vermed”) based in Bellows Falls, Vermont to Medical Device Partners, Inc., an entity formed by certain management team members of Vermed, for a cash purchase price of $8,000,000. The transaction is contingent upon a number of customary legal and business conditions and is subject to approval by CardioDynamics’ shareholders. Once approved, the sale is anticipated to close in the latter part of the Company’s fiscal third quarter ending August 31, 2007.

Vermed is a supplier of disposable electrodes and related supplies utilized in electrocardiograph (“ECG”) and other diagnostic procedures. The subsidiary has 85 employees that design, manufacture and package electrodes from its 45,000 square foot facility in Bellows Falls, Vermont. The Company said the decision to sell Vermed will allow CardioDynamics to focus its resources on its proprietary ICG business, which Management believes continues to hold the highest growth potential, while maintaining a long-term preferential relationship with Vermed for ICG sensors.

As a result of entering into the Agreement, CardioDynamics has met the “held for sale” requirements of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” CardioDynamics expects to record an estimated $11 million impairment loss ($0.22 per diluted share) related to the sale of Vermed.

The Company issued a press release on June 7, 2007 disclosing this event, which press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 2.06	Material Impairments

See Item 1.01 above

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are furnished as a part of this Current Report on Form 8-K:

Exhibit 10.1 Stock Purchase Agreement dated June 25, 2007 between Medical Device Partners, Inc. and CardioDynamics International Corporation.

Exhibit 99.1 Press Release of CardioDynamics dated June 26, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioDynamics International Corporation

Date: June 26, 2007	/s/ Stephen P. Loomis
Stephen P. Loomis
Chief Financial Officer

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